Exhibit 4

                              Mafco Holdings Inc.
                              35 East 62nd Street
                           New York, New York 10021


                                                              December 3, 2002


Panavision Inc.
6219 De Soto Avenue
Woodland Hills, California 91367


                Re:  Termination of Registration Rights Agreement

Gentlemen:

         Reference is hereby made to the Registration Rights Agreement, dated as of June 27, 2002 (the "Registration Rights Agreement"), between Mafco Holdings Inc., a Delaware corporation ("Mafco") and Panavision Inc., a Delaware corporation ("Panavision").

         The undersigned hereby agree that the Registration Rights Agreement is hereby terminated, effective as of the date hereof, and as a result of such termination, neither Mafco nor Panavision (nor any of their respective directors or officers) shall have any further obligations or liabilities to the other in connection with or arising out of the Registration Rights Agreement or its termination.

                                           Very truly yours,


                                           MAFCO HOLDINGS INC.


                                           By: /s/ Todd J. Slotkin
                                               -------------------------
                                           Name:  Todd J. Slotkin
                                           Title: Executive Vice President and
                                                  Chief Financial Officer

ACCEPTED AND AGREED:

PANAVISION INC.


By: /s/ Eric W. Golden
    ------------------------
Name:   Eric W. Golden
Title:  Executive Vice President and
        General Counsel